CERTIFICATE OF TRUST

OF

DELTA FUNDING RESIDUAL LIQUIDATING TRUST

          This Certificate of Trust is being duly executed as of May 1, 2001 for the purpose of forming a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

          The undersigned hereby certifies as follows:

           1.      Name.      The name of the business trust is Delta Funding Residual Liquidating Trust (the "Trust").

           2.      Delaware Trustee.      The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890

           3.      Effective.       This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.

WILMINGTON TRUST COMPANY, as trustee By: /s/ Patricia A. Evans Name: Patricia A. Evans Title: Senior Financial Services Officer